                                AGREEMENT OF SALE


         THIS AGREEMENT OF SALE is made and entered into as of the 21st day of February, 1997 by and between RADNOR-CAMCO PARTNERSHIP, a New Jersey General Partnership ("Seller") and BRANDYWINE REALTY TRUST, a Maryland Real Estate Investment Trust ("Buyer").

                                    RECITALS

         A. Seller is the fee simple owner of certain parcels of land described on Exhibit "A-1" attached hereto located at the intersection of Kresson and Evesham Roads, Voorhees, New Jersey (the "Land"), upon which are located and, as applicable, constructed, inter alia, the Plaza 1000 Building (as hereinafter defined), the Promenade Commercial Space (as hereinafter defined), the Piazza Commercial Space (as hereinafter defined), the Undeveloped Land (as hereinafter defined), the Main Street Common Facilities (as hereinafter defined), and other improvements.

         B. Seller desires and hereby agrees to sell, and Buyer desires and hereby agrees to acquire, all of Seller's right, title and interest in the Property (as hereinafter defined) and related assets and obligations, subject to and on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Definitions of Certain Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

            "Agreement" shall mean this document entitled "Agreement of Sale", all exhibits and schedules attached hereto or made a part hereof and all amendments to this Agreement which are agreed to in writing and signed by the parties hereto.

            "Beth El Site" shall mean approximately 11.73 acres of land, being part of the Property which comprises Block 207, Lot 4 of the Voorhees Township Tax Map, which portion is subject to a certain agreement of sale dated February 6, 1996, as amended, which has been delivered to Buyer, between Seller and Congregation Beth El, a New Jersey religious corporation, and which is shown as "SYNAGOGUE/SCHOOL" on the sketch plan attached hereto as Exhibit "A-2".

                  "Closing Date" shall mean February 28, 1997.

                  "Contracts" shall mean all contracts, agreements, warranties and obligations entered into by Seller with respect to the management, ownership, operation, supply, maintenance, repair or construction affecting the Property, to the extent assignable by Seller, being the contracts, agreements, warranties and obligations which are described on Exhibit "B", which is attached hereto and made a part hereof.

                  "Declarant" shall mean Seller or its successors, as the context requires, as "Declarant" under the Declaration.

                  "Declaration" shall mean that certain Declaration of Covenants, Conditions and Restrictions of Main Street Council dated November 16, 1987, recorded in the Office of the Register in and for Camden County, New Jersey (the "Register's Office") in Deed Book 4263, Page 0593 et seq., as amended and restated by the recording on March 2, 1988 of that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions of Main Street dated December 30, 1987 in the Register's Office in Deed Book 4277, Page 0325 et seq., as further amended by that certain First Amendment to Amended and Restated Declaration of Covenants, Conditions and Restrictions of Main Street dated January 26, 1988 in the Register's Office in Deed Book 4277, Page 0383 et seq.; and the Second Amendment to Amended and Restated Declaration of Covenants, Conditions and Restrictions of Main Street dated March 18, 1988 and recorded in the Register's Office in Deed Book 4289, Page 527 et seq.; the Third Amendment to Amended and Restated Declaration of Covenants, Conditions and Restrictions of Main Street in the Register's Office in Deed Book 4417, page 811 et seq.; and further together with any and all other amendments thereto which are set forth in Exhibit "K" hereto.

                  "Deposit" shall mean the cash deposit delivered by Buyer to Escrow Agent pursuant to Paragraph 3(a) hereof, and the cash deposit, if any, delivered by Buyer to Escrow Agent pursuant to Paragraph 3(b) hereof.

                  "Due Diligence Defect" shall mean any of the following:
                  (i) the Property being in material noncompliance with the Declaration or applicable zoning and land use laws, as reasonably determined by Buyer or Buyer's counsel, the cost to cure of which, when added to all Due Diligence Defects, is in excess of Three Hundred Thousand ($300,000.00) Dollars;

                  (ii) a Title Defect (as that term is defined in Paragraph 4(b) of this Agreement).


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                  "Due Diligence Termination Date" shall mean February 14, 1997.

                  "Escrow Agent" shall mean Commonwealth Land Title Insurance Company, 1700 Market Street, Philadelphia, PA 19103, Attention: Gordon Daniels, Esquire.

                  "Execution Date" shall mean the date on which this Agreement has been fully executed by both parties hereto, but no later than January 20, 1997.

                  "Future Leases" shall mean those certain leases or renewals, extensions or expansions of leases, executed by Seller, as landlord, on or after December 16, 1996, covering certain rentable space within the Property, and which are approved by Buyer pursuant to Paragraph 14(c) hereof.

                  "Hazardous Substance" means substances that are defined or listed in, or otherwise classified pursuant to, any applicable federal, state or local laws as "hazardous substances", "hazardous materials", "hazardous wastes", or "toxic substances", other than those substances which are commonly present and/or used in a development such as the Property and whose nonmaterial presence and/or use on the Property does not constitute a violation of applicable law.

                  "Improvements" means the Plaza 1000 Building, the Promenade Commercial Space, the Piazza Commercial Space, any improvements on or to the Undeveloped Land, the Main Street Common Facilities and any other improvements on or in the Property which are owned by Seller.

                  "Leases" shall mean those certain leases executed by Seller, as landlord, covering certain rentable space within the Real Property and which are either scheduled on Exhibit "C-1" to this Agreement attached hereto and made a part hereof or constitute Future Leases.

                  "Licenses" shall mean the licenses, permits, approvals and agreements affecting the Real Property including, without limitation, those which are set forth on Exhibit "D" to this Agreement which is attached hereto and made a part hereof.

                  "Loss" or "Losses", as used in connection with an indemnity obligation, shall mean any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs and expenses, including reasonable attorneys' fees, but shall not extend to any other aspect of liability, nor


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
to any other damages except as expressly set forth in such indemnity, and shall in no event extend to include any personal injury, property damage, consequential damage or punitive damage.

                  "Main Street Common Areas" shall mean those areas, facilities and other properties which are subject or intended to be made subject to the maintenance and management functions of Main Street Council under the Declaration.

                  "Main Street Common Facilities" shall mean the land and improvements which are owned by Seller, are defined as "Main Street Facilities" in the Declaration, and which the Declarant under the Declaration has the right (but not the obligation) to convey to the Main Street Council. As an illustration of this Paragraph, the existing multi-level parking garages, the ground level parking areas, the Pavilion building, the Town Square building, the internal roadways and walkways and their appurtenant facilities, the plazas, waterways, drainage facilities and wetlands areas are currently Main Street Common Facilities. As a further illustration, the items defined in subparagraphs
(i) through (iv) of the definition of "Undeveloped Land" are not Main Street Common Facilities.

                  "Main Street Council" shall mean Main Street Council, Inc., a New Jersey non-profit corporation, the entity defined in the Declaration as the "Council", which entity is charged with the maintenance and management responsibilities under the Declaration.

                  "P-1 Plan" shall mean the overall preliminary P-1 Plan for Main Street, as revised, last approved by Voorhees Township on January 24, 1996.

                  "Permitted Exceptions" shall mean (i) the lien of real estate taxes, water rent and sewer charges that are not due and payable on the Closing Date (excluding special assessments which have become a lien on the Property on or before the Closing Date), (ii) zoning ordinances and restrictions, and other public and private use restrictions and deed restrictions applicable to the Property provided the aforesaid does not materially adversely affect the current use of the Property; (iii) the additional exceptions to title set forth in Exhibit "E" to this Agreement, as approved by Buyer pursuant to this Agreement;
(iv) special assessments which are or may be pending, but which have not become a lien on the Property as of the Closing Date; (v) matters set forth on a survey as approved by Buyer pursuant to this Agreement; and (vi) such other title matters existing on the


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
Closing Date which are accepted or deemed accepted by Buyer pursuant to Paragraph 4 hereof.

                  "Personal Property" shall mean all of Seller's interest in all tangible and intangible personal property owned by Seller and situated on the Real Property and used by Seller in connection with the ownership, management, operation, maintenance and repair of the Real Property, including without limitation those which are described in Exhibit "F-1" attached hereto and made a part hereof, but excluding those which are described in Exhibit "F-2" attached hereto and made a part hereof.

                  "Piazza Commercial Space" shall mean approximately 41,400 rentable square feet of commercial space located (i) on the ground floor of each of three (3) buildings above which the Piazza at Main Street, a Condominium is located, and (ii) within one one-story office building; together with the land on which such space is situate which is preliminarily described as Block 207, Lots 4.10, 4.12, 4.13 and 4.11, respectively, of the Voorhees Township Tax Map and as shown on the sketch plan attached hereto as Exhibit "A-2".

                  "Plaza 1000 Building" shall mean the six (6) story commercial building containing approximately 162,364 rentable square feet currently constructed and located on the land preliminarily described as Block 207, Lots
4.08 and 4.09 of the Voorhees Township Tax Map and as shown on the sketch plan attached hereto as Exhibit "A-2".

                  "Promenade Commercial Space" shall mean approximately 31,445 rentable square feet of commercial space located on the ground floor of each of four four-story buildings above which the Promenade Homes at Main Street, a Condominium, is located, together with the land on which such space is situate which is preliminarily described as Block 207, Lots 4.04, 4.05, 4.06 and 4.07 of the Voorhees Township Tax Map and as shown on the sketch plan attached hereto as Exhibit "A-2".

                  "Property" shall mean the Real Property, the Personal Property, Contracts, Licenses, and all other rights, titles, interests and obligations to be conveyed, sold or otherwise transferred to Buyer by Seller pursuant to this Agreement.

                  "Real Property" shall mean the Land and Improvements, and all other land and improvements which are located therein and associated therewith which are owned by Seller, and the other rights described in Paragraph 2 hereof.



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
                  "Tax Schedule" shall mean the information concerning real estate taxes and assessed valuation of the Real Property set forth on the copies of the tax bills attached hereto and made a part hereof as Exhibit "G-2".

                  "Tenants" shall mean the tenants under the Leases or Future Leases for the Real Property.

                  "Title Binder" means a commitment for an Owner's Title Insurance Policy issued by the Title Company with respect to the Land and the Improvements pursuant to which the Title Company commits to issue to Buyer an ALTA Form 1970-B Owner's Policy (but if an ALTA Form 1970-B Policy is not available, then an ALTA Form 1992-B Title Policy) of title insurance in an amount not less than the Purchase Price.

                  "Title Policy" means the ALTA Extended Owner's Title Insurance Policy to be issued by the Title Company, insuring Buyer as the owner of the fee simple interest in the Land and the Improvements, free and clear of all liens and encumbrances (including, but not limited to, all existing or potential construction liens) except for the Permitted Exceptions. Such policy shall include assurance by endorsement or otherwise that (a) all covenants, restrictions, easements and agreements of record are not violated by existing structures or their present use and operation, and a future violation thereof shall not result in a forfeiture or reversion, (b) all foundations in place as of the date of such policy are within the lot lines and applicable set back lines, (c) the buildings or structures do not encroach onto adjoining land or onto any easements, and (d) there are no encroachments of improvements from adjoining land onto the Land or any part thereof. Such policy shall also provide insurance against mechanic's liens.

          "Undeveloped Land" shall mean the following: (i) approximately 2.0 acres of land at the corner of Kresson and Gibbsboro Roads on which two (2) 10,000 rentable square foot commercial buildings are permitted under the P-1 Plan and as shown as "OFFICE/RETAIL" on the sketch plan attached as Exhibit "A-2");

(ii) that certain land which is contiguous with the west side of the Plaza 1000 Building and on which a 120,000 rentable square foot commercial building is permitted under the P-1 Plan, and which is shown as "OFFICE 'A'" on the sketch plan attached hereto as Exhibit "A-2"; (iii) that certain land contiguous with the east side of the Plaza 1000 Building and on which a 90,000 rentable square foot commercial building is permitted under the P-1 Plan, and which is shown as "OFFICE 'B'" on the sketch plan


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
attached hereto as Exhibit "A-2"; (iv) the Beth El Site; (v) certain lands on which are situate the following 3 parcels as shown on Exhibit "A-3" attached hereto: (1) 13.86 acres of wetlands areas (preliminarily described as Block 207, Lot 3 on the Voorhees Township Tax Map); (2) a 3.844 acre water detention basin (preliminarily described as Block 218.42, Lot 1.04 on the Voorhees Township Tax
Map); and (3) a 0.05-acre tract of land on which there is situate a sanitary sewer pump station (preliminarily described as Block 218.42, Lot 27 on the Voorhees Township Tax Map); and (vi) all other portions of the Real Property owned by Seller and shown on the P-1 Plan and not otherwise defined or described in this Paragraph 1.

         2.       Acquisition of the Property.

                  (a) On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase from Seller the following:

                           (i) good, marketable, and indefeasible fee title in
and to the Real Property;

                           (ii) all right, title and interest of Seller, if any,
in any Real Property lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land, to the center line thereof;

                           (iii) all easements, covenants and other rights
appurtenant to, and all the estate and rights of Seller in and to, the Real Property;

                           (iv) to the extent assignable to Buyer and/or not
canceled by Seller pursuant to this Agreement, all right, title and interest of Seller in and to the Contracts and Leases, and, to the extent assignable to Buyer, all right, title and interest of Seller in and to the Licenses relating to the Property; and

                           (v) all right, title and interest of Seller in and to
the Personal Property.

                  (b) The parties acknowledge that this Agreement of Sale and the transactions contemplated hereby cover all of Seller's right, title and interest in all of the development known as "Main Street" which has not heretofore been transferred to third parties, other than those interests which Seller is retaining and which are set forth in Exhibit "A-4" hereof.



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
         3. Purchase Price and Time of Payment. The Purchase Price (the "PURCHASE PRICE") to be paid by Buyer to Seller for the Property shall be Twenty-one Million Five Hundred Thousand and 00/100 Dollars ($21,500,000.00), as adjusted pursuant to Paragraph 6 of this Agreement, which shall be paid to Seller in the following manner:

                  (a) On or before the Execution Date, Two Hundred Fifty Thousand Dollars ($250,000.00) U.S., in cash, or by federal wire transfer of funds (such amount, along with the amount described in Paragraph 3(b) below, is called herein, the "DEPOSIT") shall be paid to Escrow Agent by Buyer.

                  (b) On or before the expiration of the Due Diligence Termination Date, an additional amount of the Deposit equal to the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) U.S., in cash, or by federal wire transfer of funds shall be paid to Escrow Agent by Buyer.

                  (c) One Million Nine Hundred Thousand Dollars ($1,900,000) by the execution and delivery, at Closing, of the Beth El Security Document (as defined in Paragraph 33 below).

                  (d) The balance of the Purchase Price, in the amount of Nineteen Million One Hundred Thousand Dollars ($19,100,000), as adjusted pursuant to Paragraph 6 of this Agreement, shall be paid to Seller at Closing by immediately available federal U.S. funds, wire transferred to an account designated by Seller.

                  (e) Escrow Agent shall place the Deposit in an interest-bearing account with such Deposit (i) to be paid to Seller and credited against the Purchase Price, if Buyer shall complete the Closing hereunder, or
(ii) if this Agreement shall be terminated as provided herein, to be paid the party entitled thereto as a result of such termination. Any and all interest actually earned on the Deposit shall be deemed a part of the Deposit and paid or applied as the Deposit may be paid or applied. As used in this Agreement, the term "Deposit" shall include the amount of interest accrued thereon.



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
         4.       Title and Conveyance of the Property.

                  (a) Buyer's obligation to close this transaction shall be conditioned upon, at Closing, title to the Real Property being good and marketable and insurable at regular rates by any title insurance company selected by Buyer licensed to do business in the State of New Jersey (the "TITLE INSURER"), free and clear of all liens, encumbrances, and restrictions other than the Permitted Exceptions and with such endorsements and affirmative insurance as are included within the definition herein of "Title Policy"; the availability or unavailability of such endorsements and affirmative insurance shall be treated as all other title matters under this Paragraph 4.

                  (b) Buyer acknowledges receipt of a copy of the most recent title insurance commitment and/or policy covering the Beth El Site in Seller's possession. Buyer has applied for a title insurance commitment issued by Title Insurer ("COMMITMENT") agreeing to issue to Buyer, upon recording of the Deed (as hereinafter defined), the Title Policy in the amount of the Purchase Price. Said Commitment shall agree to insure the proposed title of the Buyer to the Property subject only to the Permitted Exceptions, such other title exceptions as Buyer has agreed to accept, or is deemed to have accepted pursuant to this Paragraph, and any other exceptions which shall be discharged by Seller at or before Closing. Seller has also ordered a survey covering the Property from Consulting Engineer Services (the "SURVEY"). If the Commitment or Survey contains title exceptions other than the Permitted Exceptions to which Buyer objects (a "TITLE DEFECT"), Buyer shall notify Seller of such fact, which notice shall specify the Title Defect and shall be accompanied with sufficient information to enable Seller to respond. Buyer's notice shall be given no later than the Due Diligence Termination Date, after which Seller shall have the right, but not the obligation, to cure such Title Defect within an additional thirty (30) day period. If the Title Defect is not cured, Buyer shall have the option, as its sole and exclusive remedy, of either accepting title to the Property with abatement of the Purchase Price to the extent of monetary liens required to be removed by Seller of a fixed or reasonably ascertainable amount, together with any actual out-of-pocket costs incurred and provable by Buyer arising from such failure by Seller to remove such liens, or of terminating this Agreement by giving notice to Seller of such election within ten (10) days after the expiration of the aforementioned thirty (30) day period, and in the latter event, the Deposit shall be returned to Buyer, and the rights and liabilities of the parties hereto shall cease and terminate; provided, that if the Title Defect which gives rise to the


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
termination of this Agreement is a monetary lien concerning which Seller has the ability to but refuses to remove, then upon termination of this Agreement by Buyer, Seller shall also reimburse Buyer of any actual out-of-pocket costs incurred and provable by Buyer arising from such failure by Seller to remove such liens not to exceed the sum of Sixty Thousand Dollars ($60,000). Notwithstanding the existence of any Title Defect, Buyer shall be deemed to have accepted the condition of title and any such Title Defect unless it has given Seller timely notice as herein provided, after which time any such Title Defect shall be a Permitted Exception. In any event, the condition of title to the Property, including without limitation any title exception which would otherwise be a Title Defect shall be a Permitted Exception if Closing occurs. Buyer understands and agrees that the foregoing remedies shall be Buyer's sole and exclusive remedy hereunder with respect to the title to the Real Property. The parties agree that Closing may be extended in order to comply with the express time requirements set forth in this Paragraph.

                  (c) At Closing, Seller will convey fee simple title to the Real Property by a bargain and sale deed with covenants against grantor's acts, subject to the Permitted Exceptions, in the form attached hereto and made a part hereof as Exhibit "H-1". In addition, if Buyer elects to obtain a survey of the Property and such survey produces a metes and bounds description which is different from the metes and bounds description utilized by Seller in its secured loan transaction, then at Closing, Seller, in addition to the Deed set forth above, will convey the Property to Buyer by quitclaim deed, subject to the Permitted Exceptions, in the form attached hereto and made a part hereof as Exhibit "H-2" utilizing the metes and bounds description obtained by Buyer's survey, which metes and bounds description must be reasonably acceptable to Seller. The bargain and sale deed described above and the quitclaim deed described above are sometimes collectively referred to as the "DEED".

                  (d) At Closing, Seller will transfer title to the Personal Property to Buyer by executing a Special Warranty Bill of Sale ("BILL OF SALE") in the form attached hereto and made a part hereof as Exhibit "I".

                  (e) At Closing, Seller will also assign and Buyer shall assume, all of Seller's right, title, and interest, including all the obligations of Seller, in, to and under, the following, to the extent transferable: (i) the Licenses; (ii) the Contracts; (iii) the Leases; (iv) the right to use the name "Main Street", the logos, trade names, and the mark bearing the name "Main Street", on a non-exclusive basis; and (v) the rest of the


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
Property being transferred under this Agreement which is not otherwise covered by an instrument of conveyance, assignment, or other transfer and which is not being reserved by Seller pursuant to an express provision of this Agreement; by execution of and delivery of the assignments by Buyer and Seller in the forms at tached hereto as Exhibits "J-1" through "J-5" (hereinafter collectively referred to as the "ASSIGNMENTS").

                  (f) At Closing, Seller shall assign to Buyer and Buyer shall assume all of the right, title, interest and obligations of Declarant under the Declaration by the execution of an assignment (the "ASSIGNMENT OF DECLARANT'S RIGHTS"). The form of Assignment of Declarant's Rights to be signed by the parties at Closing is attached hereto as Exhibit "J-6". Buyer acknowledges that the Assignment of Declarant's Rights reserves certain rights in Seller with respect to the Beth El Agreement. Seller shall also deliver at Closing the resignation of the officers of the Main Street Council who are designated or otherwise affiliated with Seller, together with an assignment of the books, records and other items relating to the Main Street Council, as set forth in the Assignment of Declarant Rights. Buyer acknowledges that the foregoing assignment relates solely to Main Street Council, that Seller is not assigning any rights of declarant under the condominium associations of Piazza at Main Street, Promenade Homes at Main Street and Terrace Grand at Main Street, that the condominium associations of the foregoing condominiums at Main Street have been turned over from declarant control, and that Seller shall have the right and obligation, before and/or after closing, to take such further action as may be necessary to wind up its role as declarant of such condominiums.

                  (g) (1) Except as otherwise set forth below, Seller agrees not to further encumber title to the Property.

                           (2) Seller has informed Buyer, and Buyer agrees,
that Seller shall have the right to place of record (i) that certain Further Amended and Restated Declaration of Covenants, Conditions and Restrictions of Main Street in the form as set forth on Exhibit "K-1" attached hereto and made a part hereof, as such document is amended with Buyer's approval, which approval shall not be unreasonably withheld or delayed; (ii) such documentation as Seller may create and cause to be recorded which submits the remainder of the Property to the Declaration; and (iii) such closing documentation as is required under the Beth El Agreement. In the latter regard, Buyer acknowledges that: (x) Seller intends, upon submission of the Beth El Site to the Declaration as set forth on Exhibit "K-1", that Seller will place of record special provisions regarding assessments and voting, as


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
set forth in the Beth El Agreement; (y) Seller intends to enter into a landscaping easement agreement, as set forth in the Beth El Site Agreement; and
(z) Seller intends to perform certain construction obligations off the Beth El Site on behalf of Beth El, as set forth in the Beth El Site Agreement.

                           (3) Seller has informed Buyer that in connection
with the settlement of that certain lawsuit entitled The Township of Voorhees v. The Promenade Homes of Main Street, Inc. and Radnor/Camco Partnership, Seller intends to place of record or, if necessary, request the court to place of record or otherwise require), that the Master Deed for the Promenade Homes at Main Street, recorded in Book 4285, Page 0883 in the Register's Office, and the Deed Covenants dated April 11, 1988, recorded in Book 4285, page 817 in the Register's Office, be amended to provide the information set forth on Exhibit "K-2".

         5. Closing Documents. At the time and place of Closing, Seller shall deliver to Buyer the following:

                  (a) the Deed and a Quit Claim Deed if requested by Buyer, executed by Seller covering the Real Property;

                  (b) the Bill of Sale executed by Seller covering the Personal Property;

                  (c) the Assignments, executed by Seller, which Buyer shall execute and deliver to Seller;

                  (d) the Assignment of Declarant's Rights and other deliveries associated with such assignment.

                  (e) as many signed originals (or true and correct copies of same) of the Contracts, Licenses, and other items covered by the Assignments as are in Seller's possession, unless previously delivered by Seller to Buyer;

                  (f) as many signed originals (or true and correct copies of same if Seller does not have any signed originals) of the Leases covered by the Assignments as are in Seller's possession;

                  (g) all equipment operating manuals and all equipment warranties and equipment guarantees, if any, in Seller's possession;



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
                  (h) all master and duplicate keys, alarm codes, to all locks for the Property which are in Seller's possession;

                  (i) written notice from Seller or Seller's managing agent to each Tenant in substantially the form of Exhibit "L": (i) stating that the Property has been sold to Buyer and that tenant security deposits (if any) in Seller's possession have been transferred to Buyer and (ii) directing the Tenants to regard Buyer as their landlord and to make rental payments to Buyer and at the address designated by Buyer.

                  (j) the original (or true and correct copies of same) of such other items delivered or otherwise made available to Buyer in connection with Buyer's Due Diligence Activities (as defined in Paragraph 9(a) hereof).

                  (k) The Estoppels and, if appropriate, Seller's Estoppels, described in Paragraph 9C below.

                  (l) Such affidavits as Title Company shall reasonably require and which are customarily provided in the industry.

                  (m) Organizational certificates respecting authority, incumbency, good standing and similar matters, together with evidence reasonably satisfactory to Buyer and the Title Company that: (i) Seller has the authority to execute and deliver the Deed and all other documents to be executed and delivered by Seller at Closing; (ii) the persons executing the Deed and such other documents on behalf of Seller have full right, power and authority to do so; and (iii) all necessary action on the part of Seller has been taken with respect to the valid execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby;

                  (n) currently recertified Rent Roll;

                  (o) Deliver to Buyer, to the extent Seller possesses or has access to and has not otherwise supplied to Buyer, (i) a complete set of all architectural, mechanical, electrical, plumbing, drainage, and similar plans and specifications used in the construction, operation and/or maintenance of the Improvements; (ii) all books and records pertaining to the Property customarily maintained on the site; and (iii) all necessary permits issued by governmental authorities and utilities at the time the Improvements were constructed, including, but not limited to, evidence of compliance with zoning ordinances, certificates of occupancy, and similar permits;



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
                  (p) certificates of occupancy for each of the Improvements to the extent they are in Seller's possession; and

                  (q) Seller's certification to bring down and affirm the representations and warranties set forth in Paragraph 8.

                  (r) Seller shall use commercially reasonable efforts to obtain an estoppel from Beth El confirming that the Beth El Site Agreement is in full force and effect, together with the status of Beth El's approval process.

         6. Prorations and Closing Costs. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted as follows:

                  (a) Except as otherwise set forth herein, all items to be prorated pursuant to this Paragraph shall be prorated as of the Closing Date, with Buyer to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. Real estate taxes and all other ad valorem taxes, if any, with respect to the Real Property for the applicable fiscal or calendar year in which the Closing occurs shall be prorated on a per diem basis using the actual number of days in such year as a basis. If the amount of such taxes is not known on the Closing Date, proration of such taxes will be made based upon the most recently ascertainable tax bill. Buyer acknowledges that Seller shall be entitled to a proration of taxes notwithstanding the fact that payment of portions of such taxes may be included as additional rent within some or all of the Leases. Buyer and Seller agree that if the estimated taxes differ from the taxes as finally determined for the period of time in which Closing occurred, at the time of final determination of the actual taxes, the parties will adjust the Closing prorations to reflect the actual charges for up to one year from the Closing Date. Other than insurance policies held by Main Street Council, which shall be assigned to Buyer and the cost of which shall be apportioned, there shall be no proration of Seller's insurance premiums or assignment of Seller's insurance policies and Seller shall be entitled to cancel all of its existing policies as of the Closing Date. Buyer shall be obligated (at its own election) to obtain any replacement policies. The amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Buyer and Seller immedi-ately after the same have been determined. Seller shall use its commercially reasonable efforts to have all utility meters read as of the Closing Date. Seller shall further attempt to obtain from the provider of same, all other service statements and bills of account adjusted as of the Closing Date. Seller shall be entitled to refunds of all deposits, if any, paid by Seller prior to Closing and held by entities providing such service, or, at Seller's option, Seller shall transfer all of Seller's right, title and interest in and to such deposits to Buyer at Closing and shall receive a full credit for the amount of such deposits. All Contracts and other obligations in connection with the Prop erty shall be prorated as of the Closing Date. The terms and provisions of this Paragraph 6(a) shall survive Closing hereunder.

                  (b) Special assessments which have been filed as a lien against the Property on or before the Closing Date shall be paid by Seller. Special assessments which are or may be pending, but which have not become a lien on the Property as of the Closing Date, and special assessments which are filed as a lien after the Closing Date, shall be assumed by Buyer.

                  (c) Buyer shall pay the cost of title search and title insurance premium, and the cost of survey. Buyer agrees to pay the expense of recording all mortgage related documents for any purchase money or other financing, the expense of any additional title costs (e.g. endorsements and title insurance costs on any lender's title policy), all other mortgage related costs (including without limitation State documentary stamps or other charges on any mortgages and intangible tax on any notes), the legal fees of its own counsel, and the expense of preparing any Closing documents other than those expressly provided in this Paragraph to be paid for and prepared by Seller. Subject to Paragraphs 12(b) below (relating to Seller's default) and 4(b) above (relating to the failure by Seller to remove monetary liens), the cost of all of Buyer's Due Diligence Activities (as defined below) shall be borne solely by Buyer.

                  (d) Seller agrees to pay the cost of the New Jersey realty transfer fee on the Deed and in connection with the transfer of the Beth El Site, all other costs in connection with the Beth El Site Agreement which are to be paid by Seller therein, including costs related to subdivision, and the construction-related costs set forth in the amendment to the Beth El Site Agreement (excluding only those costs to be incurred by Buyer as owner and/or Declarant of the Property on an ongoing basis pursuant to the Declaration and/or the landscape easement agreement described in the amendment to the Beth El Site

Agreement), recording fees for the Deed, the release documents for the mortgage, if any, and all corrective instruments which Seller has agreed to provide pursuant to this Agreement, and the cost of effecting the removal of all monetary liens of a fixed or reasonably ascertainable amount; and to pay the expense of its counsel including the preparation of the Deed, Bill of Sale, Assignment, and the other documents provided herein as being prepared by Seller or Seller's counsel.

                  (e) (i) Any rentals or other amounts collected in advance by Seller for a rental period or portion thereof from or after the Closing Date shall be credited to Buyer at Closing on a per diem basis. In addition, any security deposits held by Seller for any Lease or Future Lease shall either be credited to or transferred to Buyer at Closing; provided, that with respect to the security deposits which are in the form of a letter of credit, as set forth in Exhibit "C-2 ", then at Closing, Seller shall send notice to Tenant of the requirement that such letter of credit shall be replaced and reissued in the name of Buyer. Buyer acknowledges that such replacement of any letter of credit will occur after the Closing Date. Any rentals or other amounts collected by Buyer within six (6) months after Closing and relating to a period or portion thereof prior to the Closing Date shall be promptly paid by Buyer to Seller. Accordingly, all amounts received from a Tenant within six (6) months after Closing shall be applied in the following order: (A) first on account of any amount then due Buyer from such Tenant for a period subsequent to Closing; then
(B) to Seller for any period prior to Closing; and (C) next, any balance then remaining to Buyer. Seller retains the right to pursue its remedies against Tenants after Closing for any delinquent payments or other amounts owed to Seller by way of an action or suit for rent but not for possession or eviction. Seller shall not be permitted to terminate any Lease or evict any Tenant in connection with the pursuit of its aforesaid collection remedies.

                           (ii)     With respect to additional rents uncollected
at Closing and owed for any period prior to Closing and not yet billed, Buyer shall submit appropriate bills to the Tenants pursuant to the terms of such Tenant Lease(s). Buyer shall use commercially reasonable efforts to collect such additional rents for a period of six (6) months after the additional rent becomes due. Seller's apportioned interest in any amounts collected by Buyer to the extent such amounts are available in accordance with the provisions hereof, net of the reasonable third party costs of collection, shall be paid to Seller within fifteen (15) days following the month of collection. If any of the aforesaid prorations cannot be definitively calculated accurately as of the

Closing Date, then they shall be estimated at the Closing and definitively calculated as soon after the Closing Date as feasible. In addition, if after Closing either Seller or Buyer determine that such adjustments were incorrect in any way, further adjustments shall be made between Buyer and Seller.

                  (iii) Seller shall be entitled to a positive adjustment at Closing to reflect any expenditures paid or incurred by Seller (as an illustration but without limitation, tenant improvement costs, leasing commissions, professional fees related thereto, and financing costs in connection therewith) with respect to any of the Future Leases.

                  (iv) Performance and other bonds issued on behalf of Seller and delivered to Voorhees Township will be canceled by Seller, and replaced by Buyer, if necessary. Seller represents, to its actual knowledge, that the bonds issued to Voorhees Township, and the amount outstanding on such bonds, are set forth on Exhibit "M".

                  (v) Items of revenues related to Main Street Council, including without limitation assessments paid to Main Street Council by its members, and items of costs, charges and other expenses related to the Main Street Council shall be apportioned as of the Closing Date. Under the Declaration, Assessments are payable to the Main Street Council by its members, who consist of the owners of parcels of land within Main Street and the condominium associations of, respectively, Piazza at Main Street ("PIAZZA ASSOCIATION"), Promenade Homes at Main Street ("PROMENADE ASSOCIATION") and Terrace Grand at Main Street ("TERRACE GRAND ASSOCIATION"). The Promenade Association, the Piazza Association, and the Terrace Grand Association are sometimes collectively called the "RESIDENTIAL ASSOCIATIONS".

                  (vi) (A) Seller has informed Buyer that, as of the date of this Agreement, Promenade Association and Piazza Association, each of whom are members of the Main Street Council as set forth above, are delinquent in their assessment obligations. In addition, the owner of Lot 4.17, who also is a member of the Main Street Council, has executed a promissory note payable on May 1, 1997 in the amount of the assessments payable by such owner through April 30, 1997, which promissory note is not being assigned under this Agreement of Sale but instead is being retained by Seller (along with the right of enforcement of such promissory note). Accordingly, at Closing, Seller shall reimburse to Buyer the amount of assessments payable to Main Street Council by the owner of Lot
4.17 for the period commencing on the date of Closing and ending on April 30, 1997.

                                    (B)  Promenade Association and Piazza
Association, the owner of Lot 4.17, and any other member of Main Street Council who may, through the date of Closing be delinquent in its obligation to pay assessments, are sometimes collectively called the "NONPAYING MEMBERS". Provided that Buyer performs the obligations of Buyer set forth in Subparagraphs (C) through (F) below, Seller agrees that it shall guarantee ("SELLER'S ASSESSMENT GUARANTY") the payment of assessments by the Residential Associations as members of Main Street Council for the eighteen month period commencing on the Closing Date (the "Assessment Guaranty Period"). Accordingly, if during the Assessment Guaranty Period any of the Residential Associations fails to make an assessment payment to Main Street Council when due, Buyer shall notify Seller of such delinquency, and Seller shall pay such amount to Buyer within ten (10) days after receipt by Seller of such notice.

                                    (C)  Seller reserves the right to commence
enforcement actions against each of the Nonpaying Members, which enforcement actions may be brought before or after, or if brought before, extend after, Closing, and shall include any amounts paid under Seller's Assessment Guaranty. Buyer agrees that it will cooperate with Seller at no cost to Buyer (including the execution and perfection of all applicable documentation prepared by Seller) in connection with Seller's enforcement actions and will not take any action which would jeopardize Seller's rights in connection therewith.

                                    (D) In furtherance of Paragraph 6(e)(vi)(C),
Buyer covenants that it shall execute in recordable form and deliver to Seller for recording in the public records of Camden County and/or elsewhere where appropriate, such documentation prepared by Seller which creates, places and executes upon, liens on the property of the Delinquent Members for failure to pay assessments to Main Street Council, pursuant to Sections 11.06 through 11.11 of the Declaration. If Seller elects to exercise the remedy described in this Paragraph 6(e)(vi)(D), Seller shall notify Buyer thereof during the Assessment Guaranty Period, which notice shall include the appropriate documentation which Buyer is required to execute. Buyer shall have thirty (30) days from such notice within which to execute and deliver to Seller such documentation. Buyer shall have the right, during such thirty (30) day period, to communicate with the Delinquent Member(s) and otherwise attempt to resolve the delinquency. Upon the termination of the Assessment Guaranty Period, the right of Seller to require Buyer to take such action under this Paragraph 6(e)(vi)(D) shall terminate, and Seller shall assign to Buyer all of Seller's right, title and interest relating to such lien rights (although not the underlying delinquent assessments, which shall remain the property of Seller), and Seller shall retain all other enforcement rights against the Delinquent Members. The provisions of this Paragraph 6(e)(vi)(D) shall, at Seller's option, be memorialized in a separate document and signed by Seller and Buyer at Closing, which separate document shall contain a power of attorney executed by Buyer appointing Seller as Buyer's attorney-in-fact to execute such documentation described in this Paragraph 6(e)(vi)(D) (although notwithstanding such power of attorney, Buyer agrees to execute such documentation on a timely basis as set forth herein).

                                    (E) Any assessments collected by Buyer after
Closing and relating to a period or portion thereof prior to the Closing Date shall be applied in the following order: (1) first on account of any amount then due Buyer from such member for a period subsequent to Closing; then (2) to Seller for any payment made by Seller on behalf of a Nonpaying Member, whether before Closing or during the Assessment Guaranty Period; and (3) next, any balance then remaining to Buyer.

                                    (F) Buyer acknowledges that as a pre-
condition to Seller's Assessment Guaranty, Buyer agrees that it shall bill all members of Main Street Council on a monthly basis for assessments due Main Street Council, commencing the first day of the month following the Closing Date.

                           (vi)  The provisions of this Paragraph 6(e) shall
survive Closing hereunder.

         7.       Possession of Property.

              (a) Seller shall deliver possession of the Property to Buyer on the Closing Date, subject to the Permitted Exceptions, the ownership and other rights of condominium unit owners and the owner of Block 207, Lots 4.17 (Mansion) and 4.18 (bank site) as shown on the Voorhees Township Tax Map, and the occupancy and other rights of the Tenants.

              (b) Buyer shall assume, by execution of the Assignments, all of Seller's right, title, interest and obligations in, to and under the Leases, the Licenses and the Contracts, then in effect which are assignable (and to the extent the same are assignable by Seller).

         8.       Representations of Seller and Buyer.

              (a) Seller hereby represents and warrants as follows, at and as of the Execution Date:

                           (1) Seller is a general partnership organized and
existing under the laws of the State of New Jersey, with full and complete authority to enter into this Agreement and to consummate the transactions contemplated herein.

                           (2) Seller has not received written notice from any
governmental authority of proceedings relating to the use, occupancy, maintenance or operation of the Property except as set forth on Schedule "N-1".

                           (3) Seller has not sent nor has Seller received
written notice that any of the parties to the Leases are in default thereunder, nor has Seller received written notice that Seller is in material default under any of the Leases except as set forth on Schedule "N-2".

                           (4) Seller has not sent nor has Seller received
written notice that any of the parties to the Contracts with Seller are in material default thereunder, nor has Seller received written notice that Seller is in material default under any of the Contracts except as set forth on Schedule "N-3".

                           (5) Seller has not received written notice of the
existence of any charges, assessments or liens for public improvements concerning the Property which remain unpaid except as set forth on Schedule "N-4".

                           (6) To the extent any improvements which might form
the basis of mechanics' construction liens or materialmen's liens have been made or will be made to the Property prior to Closing, Seller agrees to pay for all such labor and materials timely, and in any event agrees to keep the Property free from liens which might result from such improvements, except to the extent such payment obligations become the responsibility of Buyer at Closing.

                           (7) Seller has not received written notice of any
pending, and Seller has no actual knowledge of any threatened, materially adverse judicial, municipal or administrative proceedings affecting the Property and in which Seller is a party by reason of Seller's ownership of the Property or any portion thereof, including without limitation, proceedings for or involving collections, condemnations, eminent domain, alleged building code or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition or use of the Property except as set forth on Schedule "N-5".

                           (8) Except as set forth in Exhibit "N-6": (i) Seller
has no actual knowledge of the presence of any hazardous substances on the Property; and (ii) Seller has not received written notice from any applicable governmental authority, and Seller has no actual knowledge that Seller or any other person has generated, used, transported, treated, stored, released or disposed of any hazardous substances on the Property in violation of any applicable law. Buyer acknowledges that any items appearing on Buyer's environmental reports will constitute matters appearing on Exhibit "N-6" at the time of Closing, and will be acceptable to Buyer, provided Closing occurs.

                           (9) Seller has received no written notice from any
insurance carrier of the existence of defects or inadequacies in the Property which if not corrected would result in termination of insurance coverage or increase its cost.

                           (10) There are no options, rights of first refusal,
conditional sales agreements or other arrangements, whether oral or written, which affect any portion of or all the Property except as set forth in Exhibit "N-7".

                           (11) Seller is not a "foreign person" and will
deliver to Buyer at Closing, an affidavit certifying that it is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended, in the form attached hereto as Exhibit "N-10".

                           (12) There are no Leases or any other tenancies for
any space in the Real Property other than those set forth on Exhibit "C" attached hereto and any additional Future Leases.

                           (13) All Personal Property is owned by the Seller
free and clear of any liens or security interests other than the Permitted Exceptions.

                           (14) Seller has the requisite partnership power and
authority to execute, deliver and perform this Agreement, and the documents and instruments to be executed in connection herewith (the "COLLATERAL DOCUMENTS"). The execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of Seller and require no further authorization or consent by Seller. To Seller's actual knowledge, this Agreement is, and the Collateral Documents, when executed and delivered shall be, valid and binding obligations of Seller, enforceable in accordance with their terms.

                      (15) Neither the execution and delivery of this Agreement or the Collateral Documents nor the consummation of the transactions contemplated hereby or thereby in the manner herein or therein provided, nor the fulfillment of or compliance with the terms and conditions hereof shall:

                              (i)   contravene any provision of the
         Partnership Agreement or Bylaws of Seller;

                             (ii) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any properties or assets of Seller to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement, to which Seller is a party or by which Seller or the Property is bound or subject the Property to any lien, claim, charge or encumbrance; or

                            (iii) violate any provision of law, rule, regulation, order, permit, or license to which Seller or the Property is subject or pursuant to which Seller conducts its business.

                      (16) Seller has not received written notice of any, and to Seller's actual knowledge there are no, pending special assessments affecting the Property, whether or not a lien thereon, which shall not be paid in full by Seller prior to Closing, nor does Seller have any actual knowledge of any proceeding pending for any increase of the assessed valuation of any portion of the Land or the Property.

                  (17) Except as set forth in Exhibit "N-5", to Seller's actual knowledge, all debts, liabilities, and obligations of Seller arising out of the construction, ownership, and operation of the Property including, but not limited to, construction costs, salaries, taxes, accounts' payable, and the like have been paid as they became due and payable and shall continue to be so paid from the date hereof until the Closing Date.

                           (18) The zoning classification of the Property is GB2
under the Zoning Ordinance of Voorhees Township.

                           (19) The Exhibits and Schedules attached hereto are,
to Seller's actual knowledge, true, correct and complete in all material respects as of the date of this Agreement.

                           (20) To Seller's actual knowledge, the Property is
not subject to any roll-back or agricultural taxation or other tax abatement program.

                           (21) In connection with the sale by Seller of
approximately 69.43 acres of land to Quaker Group, Associate, L.P., (a) the escrow in connection with street lighting in the amount of $80,000, as set forth in the Escrow Agreement dated April 20, 1995 referred to in Exhibit "B" hereto, is in place; (b) the escrow in connection with the construction of a sanitary sewer pumping station and other sanitary sewer work in the amount of $112,500, as set forth in the Escrow Agreement dated April 20, 1995 referred to in Exhibit "B" hereto, is in place; and (c) the escrow in connection with the construction of force main work in the amount of $250,000, as set forth in the Escrow Agreement dated April 20, 1995 referred to in Exhibit "B" hereto, has been terminated and the escrow monies have been returned to Seller. To Seller's actual knowledge, the amounts escrowed above are sufficient to cover the cost of the work intended to be covered by such escrowed amounts; however, Seller makes no representation (i) that the escrowed amounts are sufficient to cover the cost of the entire work of which the escrowed amounts are a part; nor (ii) as to the effect, if any, of any decision by Voorhees Township to change the scope, location or type of work covered by such escrows.

                           (22) All public utilities, including connection and
permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority serving the existing Improvements, are installed and operating, and all installation and connection charges payable by Buyer relating to the existing Improvements have been paid in full or otherwise escrowed and disclosed to Buyer. Seller has informed Buyer of the possibility that the Township of Voorhees may be altering the location of certain sanitary sewer facilities.

                           (23) Beth El has obtained final unappealable P-1
approval for its proposed development of the Beth El Site. Beth El has also obtained subdivision approval for the Beth El Site, subject to the appeal period which expires on March 18, 1997.

                           (24) Except as set forth in Exhibit "N-8", Seller
has received no written notice from a governmental authority that Seller is currently in noncompliance with any applicable agreement with Voorhees Township or Camden County or any other county, municipal or other governmental or quasi-governmental agencies or authorities respecting the ownership, development and operation of the Property and all portions thereof.

                           (25) Schedule "N-9" reflects the amount of delinquent
assessments payable to Main Street Council as of December 31, 1996.

                           (26) Seller has paid all real estate taxes applicable
to the Property for which Seller is responsible.

                  Seller agrees to renew the foregoing representations and warranties at the Closing Date to the extent such representations and warranties shall remain true and correct to Seller's actual knowledge at and as of the Closing Date. To the extent a representation requires updating in order to be true and correct as of the Closing Date, Seller will notify Buyer to such effect.

                  (b) Buyer hereby represents and warrants as follows, all of which shall be true and correct at, and as of, the Closing Date:

                           (1) To the best of Buyer's knowledge, the financial
information of Buyer attached hereto as Exhibit "O" is true and correct in all material respects as of the Execution Date and Buyer has no actual knowledge of any event, the occurrence of which would have a material adverse impact on the financial condition of Buyer.

                           (2) Buyer is a Maryland real estate investment trust
duly formed and validly existing under the laws of the State of Maryland, and is in good standing in the State of New Jersey, with full and complete authority to enter into this Agreement and to consummate the transactions contemplated herein.

                           (3) The signatories for Buyer are authorized and
empowered pursuant to all governmental and other necessary authorities to bind Buyer to this Agreement and all transactions contemplated herein. To Buyer's actual knowledge, this Agreement is, and the Collateral Documents, when executed and delivered shall be, valid and binding obligations of Seller, enforceable in accordance with their terms.

                           (4) (i) Buyer has the requisite power and authority
to execute, deliver and perform this Agreement, and the Collateral Documents; and (ii) the execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and require no further authorization or consent by Buyer.

                  (c) (1) As used in this Agreement, the "knowledge" or "actual knowledge" of Seller shall be deemed to be limited solely to that of Stephen H. Osburn, Paul Mulholland, and Rudolf Hanisch, the President, Senior Vice President and Vice President of the corporation which is the managing general partner of Seller, and Robert Jones, James Brown, and John Fox, employees of Seller. Seller shall incur no liability with respect to any representation or warranty contained in this Agreement unless such liability is based upon a fact which was within the actual knowledge of the above-named representatives of Seller and which is not within the actual knowledge of Buyer, as of the Closing Date. Nothing in this Paragraph shall create any personal liability in any of the above-named representatives of Seller.

                      (2) As used in this Agreement, the "knowledge" or "actual knowledge" of Buyer shall be deemed to be limited solely to that of Gerard H. Sweeney and John Adderly, the President/CEO and Vice President, respectively, of Buyer. Buyer shall incur no liability with respect to any representation or warranty contained in this Agreement unless such liability is based upon a fact which was within the actual knowledge of the above-named representatives of Buyer and which is not within the actual knowledge of Seller, as of the Closing Date. Nothing in this Paragraph shall create any personal liability in any of the above-named representatives of Buyer.

         9.   Access to the Property.

              (a) Buyer and/or its agents and representatives shall have the right, during normal business hours and after reasonable advance notice, to enter upon the Real Property at any time prior to the Closing Date, accompanied by an agent of Seller (if made available by Seller), for purposes of conducting such inspections, investigations and/or studies as Buyer deems reasonably necessary ("BUYER'S DUE DILIGENCE ACTIVITIES"). Buyer's access to the Real Property shall be accompanied by a representative of Seller (if made available by Seller), and shall be subject to the rights of the Tenants and other occupants and owners at Main Street. Buyer shall not unreasonably disturb any of the Tenants or other occupants or owners at Main Street in conducting its inspections, tests and studies. Buyer shall not engage in any activity in or about the Property which directly or indirectly violates the terms of any governmental or quasi-governmental statute, rule, regulation, order or practice. Except for typical environmental Phase I testing

(concerning which Buyer shall be responsible for the restoration of any damage), Buyer shall not make any physical changes to the Real Property without Seller's prior written consent. Buyer shall not contact any governmental or quasi-governmental authorities concerning the Property without the prior written approval of Seller, except that Buyer may contact Voorhees Township and Camden County officials upon prior notice to Seller. If Buyer violates its obligations under this Paragraph 9 or in the event of any physical damage to the Real Property or any Personal Property resulting from the exercise by Buyer of its rights under this Paragraph 9, Buyer hereby agrees to restore such Real Property or Personal Property to its condition prior to incurring such damage and shall indemnify and hold harmless Seller from and against all physical damage to the Real Property or Personal Property, personal injury, and/or any other claims or liability which may occur as a result of Buyer's tests and investigations. The provisions of this Paragraph 9 shall survive Closing or other termination of this Agreement.

                  (b) Buyer acknowledges that Seller has made available to Buyer at Seller's offices copies of the documents and items described on Schedule "P" with respect to Due Diligence Activities. Except as otherwise provided herein, Seller makes no representation or warranty whatsoever, express or implied, as to the content, completeness or accuracy of any of the documents and items described on Schedule "P".

                  (c) Seller shall use commercially reasonable efforts to obtain an estoppel certificate in substantially the form set forth on Exhibit "Q-1", as such form may be modified on an individual basis to comport with the circumstances of an individual tenancy ("ESTOPPEL"), from each of the Tenants leasing space in the Property as of the Effective Date; provided, however, that Seller shall not be required to obtain and deliver to Buyer an Estoppel from a Tenant whose lease expires prior to the Closing Date. Seller shall use reasonable efforts to deliver to Buyer, prior to the Due Diligence Termination Date, an Estoppel from Tenants leasing all of the space in the Property; provided, that Seller shall, as an express condition to Buyer's obligations under this Agreement, obtain Estoppels from at least eighty (80%) percent of the total leased rentable square footage of office space in the Property which is under lease as of the Execution Date, and which shall include Estoppels from those Tenants leasing the four (4) largest amounts of space in the Plaza 1000 Building, along with Cooper Hospital, a tenant of a portion of the Piazza Commercial Space, and West Jersey Hospital, a tenant of a portion of the Promenade Commercial Space (the "ESTOPPEL STANDARD"). If, prior to Closing, Seller does not obtain Estoppels from all of the Tenants but does obtain enough Estoppels from a sufficient number of tenants then leasing space in the Property to cause Seller to meet the Estoppel Standard, then Seller shall provide its own Estoppel in the form set forth in Exhibit "Q-2" ("SELLER'S ESTOPPEL") with respect to such Tenants for which Seller did not deliver an Estoppel. Each Seller's Estoppel shall survive for a period expiring on the earlier to occur of (i) the date Seller delivers to Buyer an Estoppel from the appropriate Tenant confirming the information of the applicable Seller Estoppel or (ii) six (6) months from the Closing Date. Seller makes no representation or warranty whatsoever, express or implied, as to the content, completeness or accuracy of any of the information set forth in any Estoppel; provided, Seller shall provide to Buyer an explanation in writing, within five (5) business days of receipt by Seller from Buyer of a request for explanation, of all material discrepancies contained in a particular Estoppel from the form of Estoppel submitted to such Tenant by Seller, which explanation must be reasonably satisfactory to Buyer in order for Buyer to be required to accept such Estoppel. An Estoppel which contains material discrepancies and for which Seller does not or can not provide to Buyer reasonable explanation therefor (a "DEFECTIVE ESTOPPEL") shall not be included when determining the sufficiency of Estoppels to meet the Estoppel Standard. If, prior to Closing, Seller does not obtain Estoppels from enough of the Tenants to achieve the Estoppel Standard (an "ESTOPPEL DEFICIENCY"), Buyer can terminate this Agreement, whereupon the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations to the other; or Buyer can elect to accept Seller's Estoppels for all undelivered Estoppels constituting the Estoppel Deficiency, in which case Seller shall have the right, but not the obligation, to deliver such Seller Estoppels; and provided further, that nothing in this Agreement shall require Seller to deliver any Estoppel which contains information which Seller does not believe is fully accurate.

                  (d) Buyer has informed Seller that Buyer does not intend to assume any of the employees of Seller. Notwithstanding the previous sentence, Buyer shall be authorized, not earlier than two (2) days before the Closing Date, to communicate with Seller's employees for purposes of employing such employee after the Closing Date. Buyer is further authorized to employ any of Seller's employees after the Closing Date. The provisions of this Paragraph 9D(1) shall survive Closing hereunder.

                  (e) (1) If Buyer discovers what would normally qualify as a Due Diligence Defect but for the failure to meet the applicable monetary threshold (i.e. $300,000 in the aggregate for all such Defects)(such monetary threshold amounts are called herein the "DUE DILIGENCE MONETARY THRESHOLDS" and such defects which do not achieve the applicable Due Diligence Monetary Thresholds are called herein "NONMATERIAL DEFECTS"), Buyer shall notify Seller promptly of such information (which notice shall describe the nature of the Nonmaterial Defect(s) and shall include reasonable independent bona fide supporting data) on or before the Due Diligence Termination Date, time being of the essence thereof (and Buyer shall endeavor to advise Seller of any Nonmaterial Defect(s) promptly upon becoming aware of such Defect(s)). Buyer shall have no right to terminate this Agreement based upon the existence of Nonmaterial Defects (based upon independent bona fide supporting data). It is the parties' intentions that Seller shall have the obligation to correct any such Nonmaterial Defect(s), and in such event Buyer shall be responsible for and shall pay the first $150,000 of costs to correct any Nonmaterial Defects, and Seller shall pay and be responsible for the last $150,000 of such costs to correct any Nonmaterial Defects. The time within which the Nonmaterial Defects must be corrected shall be within ninety (90) days from the Closing Date, unless a particular Nonmaterial Defect is incapable of being cured within 90 days, in which event Seller shall proceed to cure such Nonmaterial Defect with reasonable dispatch.

                           (2)  If Buyer discovers one or more Due Diligence
Defects which exceed the Due Diligence Monetary Threshold, then, subject to Seller's right to cure as set forth below, Buyer shall have the right to terminate this Agreement upon providing Seller written notice thereof (which notice shall describe the nature of the Due Diligence Defect(s) and shall include reasonable independent bona fide supporting data) on or before the Due Diligence Termination Date, time being of the essence thereof (and Buyer shall endeavor to advise Seller of any such Defect(s) promptly upon becoming aware of such Defect(s)). Seller shall have five (5) business days after receipt of Buyer's objections to give Buyer: (i) notice that Seller will cure such Due Diligence Defect(s); or (ii) notice that Seller elects not to cure such Due Diligence Defect(s). If Seller gives notice under clause (i) above, Buyer shall be responsible for and shall pay the first $150,000 of such costs to correct and Seller shall be responsible for and shall pay the remaining costs to correct. If Seller gives Buyer notice under clause (ii) above or fails to timely provide any notice, then either Buyer shall have the right to proceed to Closing, without abatement of any purchase price or any liability to Seller, by giving notice of such intention to Seller within ten (10) days prior to the date of Closing; or if Buyer fails to give such notice, this Agreement shall be null and void and except as expressly provided herein, neither party shall have any liability or obligation to the other hereunder. Upon a termination as aforesaid, the Deposit shall be returned to Buyer. In the event Buyer notifies Seller of a Due Diligence Defect prior to the Due Diligence Date, and Seller elects to cure same, Seller shall have the obligation to correct such Due Diligence Defect. The time within which the Due Diligence Defects must be corrected shall be within ninety (90) days from the Closing Date, unless a particular Due Diligence Defect is incapable of being cured within 90 days, in which event Seller shall proceed to cure such Nonmaterial Defect with reasonable dispatch.

                           (3)  The parties agree that Seller's manner of cure
may, at Seller's option, be a credit against the Purchase Price equal to the cost of cure of the particular Due Diligence Defect.

                           (4)  If Buyer properly elects to terminate this
Agreement prior to the Due Diligence Date, then within forty-eight (48) hours after such termination, Buyer shall deliver to Seller any materials or other property of Seller in Buyer's possession, and the results and copies of any tests, surveys and the like performed at the Property (collectively, the "DUE DILIGENCE MATERIALS"), and upon the receipt of such materials, the Deposit shall be returned to Buyer, this Agreement shall be null and void, and the parties shall have no further liability hereunder except as otherwise provided herein.

         10. Closing. The closing of the acquisition of the Property (the "CLOSING") shall be held at the offices of Seller's counsel, Blank Rome Comisky & McCauley, Woodland Falls Corporate Park, Cherry Hill, New Jersey, on the Closing Date. Time shall be of the essence in effecting the Closing. The Closing shall begin at 10:00 a.m. on the Closing Date.

         11. Damage by Fire or Other Casualty; Condemnation.

                  (a) Seller shall promptly notify Buyer of any fire or other casualty damage or notice of condemnation or eminent domain which Seller receives between the Execution Date and the Closing Date. Seller shall timely notify any insurance companies with respect to any damage and shall promptly submit claims for such damage.

                  (b) If (i) any portion of the Property is damaged by fire or casualty after the Execution Date and is not repaired and restored substantially to its original condition prior to Closing, and (ii) at the time of Closing the aggregate of the estimated cost of repairs and the estimated lost rental income is One Hundred Fifty Thousand Dollars ($150,000.00) or less as determined by an independent adjuster acceptable to Seller and Buyer, Buyer shall be required to purchase the Property in accordance with the terms of this Agreement and, at Closing, Seller shall assign to Buyer all insurance claims and proceeds with respect thereto and shall pay or credit to Buyer the amount of any deductible or uninsured loss with respect to such casualty pursuant to such adjustment. If at the time of Closing the aggregate of the estimated cost of repairing such damage and the estimated lost rental income is more than One Hundred Fifty Thousand Dollars ($150,000.00) as determined by such independent adjuster, Buyer may, at its sole option, (x) terminate this Agreement by notice to Seller, in which event the Deposit shall be returned to Buyer and no party shall have any further liability to any other party under this Agreement, or (xi) proceed to Closing with an assignment of all proceeds of the foregoing.

                  (c) If, prior to Closing, the Property or any part thereof is materially taken by eminent domain, this Agreement shall become null and void at Buyer's option, and upon receipt by Seller of written notice of an election by Buyer to treat this Agreement as null and void, the Deposit shall be returned to Buyer. If Buyer elects to proceed and to consummate the purchase despite said material taking (such election being deemed to have been made unless Buyer notifies Seller to the contrary within ten (10) days after notice from Seller to Buyer of any taking), or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer all of Seller's right, title and interest in and to any award made or to be made in the condemnation proceeding. For the purpose of this Paragraph, the term "MATERIALLY" shall mean any taking of in excess of ten percent (10%) of the rentable square footage of the Buildings or the taking of a portion of the parking area servicing the Property which reduces the available parking for the Property below the legal minimum number of parking spaces below the zoning ordinance of Voorhees Township. If Buyer elects to proceed to Closing despite a material taking, Seller shall not finalize any settlement agreement with any taking authority relating to the Property without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

         12. Default.

             (a) If Buyer shall fail to complete Closing in accordance with the terms of this Agreement, or otherwise default on its obligations hereunder, and Seller is not otherwise in default, then, as Seller's sole and exclusive remedy therefor, Seller shall be entitled to retain the Deposit as liquidated and agreed upon damages for the losses and injuries which Seller shall have sustained and suffered as a result of Buyer's default, and, thereupon, this Agreement shall be terminated. It is agreed that the provisions of this Paragraph 12(a) for liquidated and agreed upon damages are a bona fide provision for such and are not a penalty, the parties understanding that by reason of the withdrawal of the Property from sale to the general public at a time when other parties would be interested in purchasing the Property, that Seller shall have sustained damages which will be substantial, but will not be capable of determination with mathematical precision. Therefore, this provision for liquidated and agreed upon damages has been incorporated as part of this Agreement as a provision beneficial to both parties.

                  (b) (1) If Seller willfully fails or refuses to deliver the Deed or other items described in Paragraph 5 hereof in default hereof, upon Buyer's (i) tender of the full Purchase Price and (ii) compliance with the terms and conditions of this Agreement, Buyer shall have the sole option of either (x) terminating this Agreement and receiving the return of the Deposit, plus damages equal to Buyer's actual out-of pocket costs paid to third parties not exceeding, in the aggregate, Sixty Thousand Dollars ("SELLER'S AGREED PAYMENT"), such amount being a negotiated and agreed maximum liability limit for Seller, in which event Seller shall be released and relieved of any further liability and this Agreement shall thereupon be null and void; or (xi) suing Seller for specific performance.

                      (2) Except as specifically otherwise described in this Paragraph 12(b), if Seller shall otherwise default or breach any of the terms or provisions of this Agreement, Buyer shall give Seller notice thereof and afford Seller thirty (30) days within which to cure such default. If Seller fails to cure such default, Buyer's only remedy and Seller's only liability shall be to elect either (i) to have the Deposit returned to Buyer, and thereafter bring an action against Seller to recover actual damages incurred by Buyer equal to not more than Seller's Agreed Payment, such amount being a negotiated and agreed maximum liability limit for Seller, and upon tender, Seller shall be released and relieved of any liability to Buyer, and this Agreement shall thereafter be terminated or (ii) to complete Closing hereunder and thereafter bring an action against Seller to recover actual damages incurred by Buyer equal to not more than Seller's Agreed Payment, such amount being a negotiated and agreed maximum liability limit for Seller. In the event Buyer elects the option described in Paragraph (ii) in the previous sentence, Seller shall be required to close with Buyer, and if Seller willfully refuses to close with Buyer, Buyer shall have the same rights as in Paragraph 12(b)(1) above.

                      (3) As used in this Paragraph 12(b), a breach of this Agreement shall be deemed "willful" only if the cure for such breach is in the reasonable control of Seller and Seller refuses to effectuate such cure. A breach of a representation in this Agreement shall not be deemed "willful".

                      (4) Buyer hereby waives any right which Buyer may have to any lis pendens or other lien or encumbrance against the Property, equitable relief (except as specifically set forth in this Paragraph 12(b)), consequential or punitive damages, loss of profits, costs related to in-house or other overhead allocations, and damages in excess of Seller's Agreed Payment. The remedies set forth herein shall be Buyer's sole remedies pursuant to this Agreement, shall become null and void if Closing occurs, and shall not apply to a defect in title, the remedies for which are set forth in Paragraph 4(b) hereof.

         13.      Conditions Precedent to Closing.

                  (a)      Buyer's Conditions Precedent.

                           (1) Notwithstanding anything contained herein to the
contrary, Buyer's obligation to close hereunder is contingent upon the satisfaction of the following conditions:

                                    (A) As of the Closing Date, title to the
Property shall be as required by Paragraphs 4(a) and 4(b) of this Agreement.

                                    (B) All of the representations and
warranties of Seller set forth in Paragraph 8(a) of this Agreement shall be true and correct as of the Closing Date, (or if changed, Seller shall set forth such changes, which shall be subject to Buyer's reasonable approval), and Seller having performed to a material extent its obligations under this Agreement.

                                    (C) Buyer shall have not terminated this
Agreement due to a Due Diligence Defect prior to the Due Diligence Termination Date which is not cured by Seller pursuant to Paragraph 9(e) hereof.

                                    (D) Seller shall have received from the
Industrial Site Evaluation Element or its successor of the New Jersey Department of Environmental Protection or its successor, at least forty-eight (48) hours before the date of Closing, a non-applicability letter.

                                    (E) Subject to Paragraph 15(b), Seller shall
have delivered to Buyer a certificate of conformance or conditional certificate of conformance issued by the Township of Voorhees relating to the Property.

                                    (F) Buyer shall have received summaries from
Seller or counsel for Seller relating to each of the litigation matters set forth on Schedule "N-5" in form reasonably satisfactory to Buyer's counsel.

                           (2)      If the foregoing conditions precedent in
Paragraph 13(a)(1) are not satisfied within the times required in this Agreement, Buyer may, at Buyer's sole option:

                                    (A) terminate this Agreement, whereupon the
Deposit shall be returned promptly to Buyer and Seller shall be released of all further rights and obligations hereunder; or

                                    (B) waive such condition, in whole or in
part, which waiver shall automatically occur if Closing occurs.

                                    (C) notwithstanding the above, if the
condition not satisfied constitutes a default by Seller, Buyer shall have its rights and remedies under Paragraph 12 above.

                  (b)      Seller's Conditions Precedent.

                           (1) Notwithstanding anything contained herein to the
contrary, Seller's obligation to close hereunder is contingent upon the satisfaction of the following conditions:

                                    (i) All of Buyer's representations and
warranties being true and correct to a material extent as of the Closing Date, and Buyer having performed to a material extent its obligations under this Agreement.

                                    (ii) Seller having received, on or prior to
Closing, from the applicable authorities from Voorhees Township, certificates of conformance/nonconformance to be delivered to Buyer pursuant to Paragraph 13(a)(1)(F) above.

                           (2)  If any of the foregoing conditions precedent in
Paragraph 13(b)(1) are not satisfied on the Closing Date, Seller may, at Seller's sole option, terminate this Agreement, whereupon the Deposit shall be
(i) retained by Seller if the condition not satisfied also constitutes a default by Buyer under this Agreement and (ii) otherwise returned promptly to Buyer; and in either event, Seller shall be released of all further rights and obligations hereunder.

         14.      Operations Prior to Closing.

                  (a) In addition to the covenants contained in the other Paragraphs of this Agreement, Seller covenants that it shall:

                           (1) Maintenance. At all times prior to the Closing
Date, maintain the Property as required in this Agreement.

                           (2) Alterations. Not make or permit to be made any
alterations, improvements or additions to the Property without the prior written consent of Buyer, except those made by tenants pursuant to the right to do so under their Leases, or by Seller if required under any Lease or by applicable law or ordinance, or by Seller's casualty insurer, or otherwise in the ordinary course.

                           (3) Lease. Deal with the Leases and the Tenants as
required in this Agreement.

                           (4) Security Deposits. Not apply any Tenant's
security deposit to the discharge of such Tenant's obligations without prior notice to Buyer, and not release any security deposit, other than as required by such Tenant's Lease, without Buyer's consent.

                           (5) Bill Tenants. Timely bill all Tenants for all
rent billable under Leases, and use its commercially reasonable efforts (which shall not require Seller to institute suit) to collect any rent in arrears.

                           (6) Notice to Buyer. Notify Buyer promptly of the
occurrence of any of the following:

                                    (i) a fire or other casualty causing damage
to the Property, or any portion thereof;

                                    (ii) receipt by Seller or its agent of
notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof;

                                    (iii) receipt by Seller or its agent of a
notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or setting forth any requirements with respect thereto;

                                    (iv) receipt by Seller or its agent or
delivery of any default or termination notice or claim of offset or defense to the payment of rent from any tenant;

                                    (v) receipt by Seller or its agent of any
notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof;

                                    (vi) receipt of notice of any actual or
threatened litigation against Seller or affecting or relating to the Property, or any portion thereof, which might affect Buyer or the Property were Closing to be completed;

                                    (vii) the commencement of any strike,
lock-out, boycott or other labor trouble affecting the Property, or any portion thereof.

                                    (viii) receipt by Seller or its agent of
notice from a Tenant of its exercise or nonexercise of an option of renewal, expansion or other right.

                           (8) No New Agreements. Except for agreements which
can be terminated on not more than thirty (30) days' notice, not enter into any other agreements which affect the Property or the transactions contemplated by this Agreement, without the prior written consent of Buyer; and not permit the creation of any liability which shall bind Buyer or the Premises after Closing beyond thirty (30) days, other than real estate taxes, special assessments or utility charges.

                           (9) Tax Disputes. Notify Buyer of any tax assessment
disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year, adjusted for reimbursements due from or due to tenants pursuant to their Leases as agreed by Seller and Buyer, less the reasonable fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

                           (10) SEC Reporting Requirements. If it becomes
reasonably necessary to do so in order to comply with applicable securities laws or the rules or regulations of the Securities and Exchange Commission, for the period of time commencing on the date hereof and continuing through the first anniversary of the Closing Date, Buyer and Buyer's agents, at their sole cost and expense shall have the right to inspect and to obtain copies of Seller's books and records which are in Seller's possession supporting the operation of the Property for the twelve (12) month period preceding the Closing Date. Buyer shall give reasonable prior notice to Seller when Buyer wishes to exercise its right to inspect such books and records. Such inspection shall take place at the office of Seller during normal business hours on a date and at a time reasonably convenient to Seller and Buyer. Seller shall not be required to generate any documentation or generate or execute any information any by reason of this Paragraph.

                  (c) Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not until the termination of this Agreement (whether or not such termination was made with just cause): (i) accept, consent to or permit the acceptance of any prepayment of rent for more than thirty (30) days in advance by any Tenant under any of the Leases; (ii) enter into or consent to any amendment, or accept any termination or cancellation of any existing Lease, except in accordance with the terms of such Lease, in connection with the enforcement of such Lease, or except as set forth in Exhibit "R" which Buyer has approved in advance; or (iii) extend any existing Lease (provided that any renewal, expansion or other option presently contained in a Lease may be exercised without the consent of Buyer) or enter into any Future Leases, except as set forth in Exhibit "R" which Buyer has approved in advance, and provided Seller uses its standard form of lease for the Property, subject to ordinary negotiations, and provided that the final terms of such lease are consistent with Exhibit "R" or are otherwise approved by Buyer, not to be unreasonably withheld or delayed. Seller agrees to notify Buyer of any Future Leases prior to the Closing Date, and Buyer agrees to reimburse Seller at Closing for any and all costs and expenses in connection with any Future Leases, including without limitation, any tenant fit-out costs and leasing commissions, provided such amounts are consistent with Exhibit "R".

         15.      Purchase "AS-IS".

                  (a) Buyer hereby acknowledges and agrees, which agreement shall survive Closing hereunder, that in consideration of allowing Buyer to conduct its Due Diligence Activities, Buyer agrees that Seller has afforded Buyer with full and complete opportunity to make its own independent investigation of the Property and of all financial and other matters pertaining thereto, including, without limitation, investigation into the current status of the Contracts, Leases, Licenses, utilities and the availability and cost thereof, the compliance of the Property with all applicable laws, including without limitation environmental laws, and that Buyer is acquiring the Property based solely upon such independent investigation in "AS-IS" condition on the Closing Date, without any representations and warranties, including, without limitation, as to the current status of any matter except as such representation or warranty may be expressly set forth herein, without reliance upon any information, data or projections produced by Seller. Buyer acknowledges receipt (or access to) and review of the documents and information referenced herein and in the exhibits and schedules to this Agreement prior to its execution hereof. As of the completion of Closing, Buyer shall have accepted and assumed the existing status and condition of the Property. At Seller's request, Buyer will, at Closing, reconfirm in writing the provisions of this Paragraph 15. The provisions of this Paragraph 15 shall survive Closing hereunder.

                  (b) In further recognition of Paragraph 15(a) above, the costs associated with any requirements or conditions imposed upon Seller by the Township of Voorhees in connection with the delivery by Seller of a certificate of conformance or conditional certificate of conformance for the Property shall be shared between Buyer and Seller as follows: Buyer shall pay the first $50,000 of such costs; thereafter, Buyer and Seller shall share equally in all costs, if any, in excess of $50,000. Buyer further agrees to cooperate with Seller in connection with Seller's efforts in obtaining the certificate of conformance or conditional certificate of conformance.

         16.      Brokers.

                  (a) Seller represents to Buyer that Seller has dealt with no real estate broker, dealer or salesman in connection with the subject transaction other than CB Commercial ("SELLER'S BROKER"), whose remuneration Seller, by separate agreement, has agreed to pay. Buyer represents to Seller that Buyer has dealt with no real estate brokers, dealers or salesmen in connection with the subject transaction other than Seller's Broker. Buyer acknowledges and agrees that Buyer has no agreement or agency with any other broker and no responsibility for any commission which any such broker might claim to be due to it, it being expressly understood and agreed that any commission claim which any other broker might have shall be pursuant to a separate agreement with Buyer.

                  (b) Seller shall and hereby agrees to indemnify, defend, and hold Buyer harmless from and against any loss, damage, or claim resulting from a breach of the representations of Seller set forth in Paragraph 16(a) hereof and for any claim or commission which any other broker might make against Seller because of its dealings with Seller. Buyer shall and hereby agrees to indemnify, defend and hold Seller harmless from and against any loss, damage, or claim resulting from the breach of the representations of Buyer set forth in Paragraph 16(a) hereof and for any claim of commission which any other broker might make against Seller because of its dealings with Buyer.

                  (c) The provisions of this Paragraph 16 shall survive Closing hereunder, or any other termination of this Agreement.

         17. Notices. All notices, demands, requests or communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective upon delivery by an internationally recognized overnight delivery service, or upon the date of receipt of a telecopy which is received any business day on or before 5 P.M. in the location of receipt or on the next day after receipt if received by telecopy after 5 P.M. on any business day; provided, however, the time period in which a response to any notice, demand or request must be given shall commence on the next business day after such posting. Any such notice, demand, request or communication if given to Seller shall be addressed as follows:

To the Seller:                      Radnor-Camco Partnership
                                    Suite 208
                                    Plaza 1000, Main Street
                                    Voorhees, NJ 08043
                                    Attention:  Mr. Rudolf Hanisch
                                    FAX # (609 424-9336)

         With a copy to:            Radnor Corporation
                                    Ten Penn Center
                                    1801 Market Street
                                    Philadelphia, PA 19103
                                    Attention:  Mr. Paul Mulholland
                                    FAX # (215 977-6342)

         With a copy to:            Blank Rome Comisky & McCauley
                                    1200 Four Penn Center Plaza
                                    Philadelphia, PA   19103
                                    Attention: Bruce A. Eisenberg, Esquire
                                    FAX # (215-569-5555)

and, if given to Buyer, shall be addressed as follows:

To the Buyer:                       Brandywine Realty Trust
                                    16 Campus Boulevard, Suite 150,
                                    Newtown Square, Pennsylvania 19073
                                    Attention: Gerard H. Sweeney,
                                               President/CEO
                                    FAX # (610-325-5622)

         With a copy to:     Brad A. Molotsky, Esquire
                             Eric Stern, Esquire
                             Pepper Hamilton & Scheetz
                             3000 Two Logan Square
                             Philadelphia, PA  19103
                             FAX # (215-981-4930)

         18. Successors and Assigns. Buyer may not assign this Agreement or any rights herein or any portion hereof without the prior written consent of Seller, which may be withheld for any reason or for no reason. Buyer reserves the right, however, to either assign this Agreement to Brandywine Operating Partnership, L.P., a Delaware limited partnership which is a wholly owned affiliate of Buyer, or a different entity which is a wholly owned affiliate of Buyer, or to direct Seller to convey title to any such entity. Subject to the first sentence of this Paragraph, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns, to the same extent as if specified at length throughout this Agreement.

         19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instruments.

         20. Time of the Essence. Time is of the essence of this Agreement. If any time period or date ends on a day or time which is a weekend, legal holiday or bank holiday, such period shall be extended to the same time on the next business day.

         21. Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.

         22. Captions. The captions contained herein are not a part of this Agreement and are included solely for the convenience of the parties.

         23. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the acquisition of the Property, all prior negotiations between the parties are merged by this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement, or any other agreement referred to herein, shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

         24.      Miscellaneous.

                  (a) Agreement not to be Recorded. Neither this Agreement nor any memorandum thereof shall be recorded with the Register of Deeds or in any other office or place of record, and the placement of this Agreement or any memorandum hereof in any place of record shall automatically render this Agreement null and void.

                  (b) Escrow Agent Exculpation. The parties acknowledge and agree that the Escrow Agent shall have the right to interplead with the Courts in and for all or any portion of the Deposit received by it pursuant to this Agreement in the event of any dispute concerning the Deposit. The parties further agree to equally release, indemnify, defend and save the Escrow Agent harmless from any claims or damages incurred by it (including reasonable attorneys' fees and costs) arising from the performance of its duties as escrow agent hereunder. This release and indemnification shall survive the Closing or other termination of this Agreement. The Escrow Agent shall have no liability with regard to any duty as escrow agent under this Agreement, nor be responsible for the loss of any monies held by it, except in the event of willful misconduct or gross negligence on the part of the Escrow Agent. Notwithstanding its duties as an escrow agent, Escrow Agent shall have the right to represent the Seller or Buyer in connection with this transaction.

                  (c) Seller's Premises. Seller and Buyer agree that Seller, by itself or through an affiliate of Seller, shall have the right to remain in Suite 208 of the Plaza 1000 Building for the calendar year 1997 without the obligation to pay rental or any other expenses, and with the further right to terminate such occupancy at any time upon the giving of 60 days notice. Prior to Closing, Seller will execute a lease with an affiliate of Seller on Seller's standard lease form to confirm the terms of Seller's continued occupancy set forth in this Paragraph.

                  (d)  Settlement Agreement with Canuso.

                           (i) Reference is made to that certain Settlement
Agreement dated as of May 16, 1994 (the "CANUSO SETTLEMENT AGREEMENT") by and between Seller (formerly known as Radnor-Canuso Partnership), individuals and entities known as "The Canuso Group", and entities known as "The Radnor Group". Conditioned upon compliance by Buyer with Paragraph 24(e)(ii), Seller has made the Canuso Settlement Agreement available to Buyer and calls to Buyer's attention, in particular, Paragraphs 4B(3) (relating to obligations concerning the lease with Main Street Pub), 4B(4) (relating to obligations concerning the lease with Jonnac, Inc.), 4B(5) (relating to notice obligations to John Canuso), and 5(c) (relating to a purchase option of certain property defined therein as "Limited Main Street Facilities").

                           (ii) Buyer acknowledges that the Canuso Settlement
Agreement contains provisions regarding its confidential nature, that Seller has made the Canuso Settlement Agreement available to Buyer because of the effect of certain provisions of the Canuso Settlement Agreement on the Property, and that Buyer shall maintain the confidentiality of the Canuso Settlement Agreement to the fullest extent possible. To that end, Buyer covenants that it shall not communicate the terms or any other aspect of the Canuso Settlement Agreement with any person or entity other than Seller, Buyer's counsel, accountants, lenders and other professionals, and the communication of such terms with any person or entity other than the foregoing shall require Seller's prior consent.

                  (e) Buyer acknowledges that Seller has informed Buyer of the following with respect to the Property:

                           (i) The Mansion utilizes a portion of the surface
parking lot as a cordoned-off parking area serving its operations. While Seller has permitted such practice, there are no written agreements respecting such practice.

                           (ii) The parcels identified on Exhibit "A-2" as
"Office A" and "Office B", and a portion of the Beth El Site, currently contain surface parking which are temporary.

                           (iii) The parcel identified on Exhibit "A-2" as
"Office /Retail" contain below-surface building footings from a once-planned additional Piazza building.

         25. Attorneys' Fees. If any action or dispute arises related to or as a result of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable fees of outside attorneys and professional assistants (whether in court or out), through all appellate levels and in any administrative or arbitration hearings.

         26. Confidentiality. Buyer covenants that it shall not communicate the terms or any other aspect of this transaction prior to the Closing with any person or entity other than Seller, and third party consultants and the Securities Exchange Commission, to the extent required by applicable laws. Buyer acknowledges and agrees that it will not contact or attempt to contact any of the Tenants prior to Closing except in a manner approved in advance by Seller, nor contact any Tenant in person unless accompanied by an agent for Seller. In addition, Buyer covenants that it shall conduct its investigations as described herein with the highest degree of confidentiality.

         27. Limitation of Liability. Buyer is a Maryland real estate investment trust. In no event shall any trustee, officer, director or employee of Buyer be personally liable for any of the obligations of Buyer under this Agreement or otherwise. Seller is a general partnership. In no event shall any officer, director or employee of any partner of Seller be liable for any liabilities or obligations under this Agreement or otherwise.

         28. Partial Invalidity. If any term, covenant or condition of this Agreement, or the application thereof, to any person or circumstance shall be invalid or unenforceable at any time or to any extent, then the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         29. Reaccess to Documents. Provided Seller exercises its rights herein in a manner which does not unreasonably interfere with Buyer, Buyer agrees that Seller shall, at Seller's expense, have the right, upon reasonable notice to Buyer, to reexamine and copy at Buyer's offices any documents provided by Seller to Buyer pursuant to Seller's obligations under this Agreement to accommodate any audit which Seller may undertake or to which Seller must by law respond. The provision of this Section 29 shall survive Closing.

         30. Return of Documents. If Buyer terminates this Agreement of Sale, Buyer agrees that it shall promptly return to Seller all documents and items received by Buyer from Seller in connection with the transactions contemplated by this Agreement. The provisions hereof shall survive such termination.

         31. Retention of Causes of Action. Buyer and Seller acknowledge and agree that all claims, causes of actions and/or suits inuring to the benefit of Seller which accrue through the Date of Closing shall be retained by Seller and shall not be made a part of the transactions herein.

         32. Beth El Site.

             (a) Reference is made to that certain Agreement of Sale dated February 6, 1996, as amended (the "BETH EL AGREEMENT") between Seller and Congregation Beth El, a New Jersey religious corporation ("BETH EL"), regarding the sale to Beth El of the Beth El Site. All rights and obligations of Seller under the Beth El Agreement, including without limitation the right to sale proceeds, shall not be a part of the transactions under this Agreement, but instead shall remain with Seller and shall not be assigned to Buyer, except that the right of first refusal set forth therein shall inure to Buyer's benefit and shall be assigned to Buyer only if closing occurs under the Beth El Agreement and hereunder. Seller shall be fully authorized to take all actions necessary to close under the Beth El Agreement. Buyer hereby agrees to cooperate with Seller, at no cost to Buyer, fully in connection with the Beth El Agreement, including without limitation the execution of all plans, plats and permits, and amendments to the Declaration, all as directed by Seller.

             (b) In the event that Closing under the Beth El Agreement occurs prior to Closing hereunder, Seller shall notify Buyer of such event, and Buyer and Seller shall execute an amendment to this Agreement of Sale confirming such event, along with the fact that the Purchase Price shall be reduced by the amount of One Million Nine Hundred Thousand Dollars ($1,900,000).

             (c) In the event that Closing under the Beth El Agreement does not occur prior to Closing hereunder, the following provisions shall apply:

                           (1)  At Closing, Seller shall convey the Beth El Site
to Buyer and Buyer and Seller shall execute an agreement attached hereto as Exhibit "S-1" (the "BETH EL SITE AGREEMENT") providing, in substance, the following:

                                    (i)  The provisions of Paragraph 32(a) shall
continue to apply to Beth El;

                                    (ii) In the event Beth El does not become
the purchaser of the Beth El Site, the provisions of Paragraph 32(a) above shall likewise apply to any other buyer;

                                    (iii) In the event the Beth El Site is not
sold to a third party within five (5) years from the date of Closing hereunder, Buyer shall pay Seller the sum of One Million Nine Hundred Thousand and 00/100 ($1,900,000.00) Dollars, and in such event Seller shall have no further interest in the Beth El Site or any sales proceeds in connection therewith;

                    (2) To secure Buyer's obligations in this Paragraph 32(c), and in the Beth El Site Agreement, Buyer shall execute and deliver to Seller at Closing a mortgage in the form attached hereto as Exhibit "S-2" ("MORTGAGE") in the amount of One

Million Nine Hundred Thousand Dollars ($1,900,000.00). The Mortgage shall be a first lien on the Beth El Site, and Buyer shall not encumber the Beth El Site with any mortgage lien superior to the Mortgage.

                  33.  Indemnification.

                       (a) By Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, and its respective trustees, directors, officers and employees, from and against any and all Losses which Buyer may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of: (i) any misrepresentation or breach of warranty by Seller contained in this Agreement, subject to any time limitations set forth in this Agreement; (ii) the breach of any covenant or agreement of Seller contained in this Agreement which expressly survives Closing under the provisions of this Agreement, subject to any time limitations set forth in this Agreement; and
(iii) all litigation set forth in Exhibit "N-4" hereto.

                       (b) By Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, and its respective trustees, directors, officers and employees, from and against any and all Losses which Seller may suffer or incur, resulting from, relating to, or arising in whole or in part, from or out of (i) any misrepresentation or breach of warranty by Buyer contained in this Agreement, subject to any time limitations set forth in this Agreement; and (ii) the breach of any covenant or agreement of Buyer contained in this Agreement which expressly survives Closing under the provisions of this Agreement, subject to any time limitations set forth int this Agreement.

                       (c) Notice. Promptly after receipt by an aggrieved party entitled to indemnification (the "INDEMNIFIED PARTY") of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding (a "THIRD PARTY ACTION") or promptly after the Indemnified Party incurs a Loss or has knowledge of the existence of a Loss, the Indemnified Party will, if a claim with respect thereto is to be made against the party who is obligated to indemnify the Indemnified Party (such other Party is called the "INDEMNIFYING PARTY") due to the Indemnifying Party's obligation to provide indemnification hereunder, give Indemnifying Party written notice of such Loss or the commencement of any Third Party Action; provided, however, that the failure to provide such notice within a reasonable period of time shall not relieve Indemnifying Party of any of its obligations hereunder. Promptly after receiving such notice, Indemnifying Party will, upon notice to the Indemnified Party, have the right to assume and control the defense and settlement of any such Third Party Action at its own cost and expense; provided, however, that it shall be a condition precedent to the exercise of such right by Indemnifying Party that Indemnifying Party shall agree in writing that the Loss, or Third Party Action, as the case may be, is properly within the scope of the indemnification obligation and that as between the parties, Indemnifying Party shall be responsible to satisfy and discharge such Third Party Action. Indemnifying Party shall not enter into any resolution or other compromise of a Third Party Action without obtaining the complete release of the Indemnified Party for any liability to all claimants under or pursuant to such Third Party Action. The Indemnified Party shall have the right to participate in any such defense, contest or other protective action at its own cost and expense.

                  34. Survival of Representation and Warranties. The representations and warranties hereof, and the indemnities relating to the representations and warranties hereof, and the covenants which expressly survive Closing, shall survive the Closing and shall remain in full force and effect thereafter for a period of one (1) year, unless a longer time is expressly provided. Notwithstanding the previous sentence, the representations set forth in Paragraphs 6(e)(vi), 8(a)(1), 8(a)(14), 8(a)(20), 8(a)(26), 8(b)(2), 8(b)(4)
and 16(b) shall survive until the expiration of the applicable statute of limitations.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have duly executed this Agreement as of the day and year first above stated.

WITNESS:                                         SELLER:

                                                 RADNOR-CAMCO PARTNERSHIP, a New
                                                 Jersey general partnership

                                                 By: Radnor/Main Street
                                                 Corporation, a Delaware
                                                 corporation


                                            By:  /s/ Rudolph Hanich, Sr.
                                                 -----------------------------
Date of Execution: February 21, 1997             Name: Rudolph Hanich, Sr.
                                                 Title: Senior Vice President

WITNESS:                                    BUYER:

                                            BRANDYWINE REALTY TRUST,
                                            a Maryland real estate
                                            investment trust


                                            By: /s/ Gerard H. Sweeney
                                                 -----------------------------
Date of Execution: February 21, 1997            Name: Gerard H. Sweeney
                                                Title: Chief Executive
                                                       Officer and President

         Radnor Corporation, a Pennsylvania corporation, the parent corporation of the partners of Seller, hereby joins in this Agreement of Sale for the sole purpose of guaranteeing the obligations of Seller described in Paragraph 33 above.

                                                     RADNOR CORPORATION


                                                     By:
                                                         -----------------------
                                                              Name:
                                                              Title:

Date of Execution:
                  ----------------------